                            SCHEDULE 14A INFORMATION
                                   (RULE 14a)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                              Bob Evans Farms, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

               -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------

         (2)    Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------
         (4)    Proposed maximum aggregate value of transaction:
                                                                ----------------
         (5)    Total fee paid:
                               -------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:
                                       -----------------------------------------
         (2)    Form, Schedule or Registration Statement No.:
                                                             -------------------
         (3)    Filing Party:
                             ---------------------------------------------------
         (4)    Date Filed:
                           -----------------------------------------------------

                            [LOGO - BOB EVANS FARMS]

                                3776 S. HIGH ST.
                              COLUMBUS, OHIO 43207

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             Monday, Sept. 11, 2000
                                     1 p.m.
                          Shelter House, Bob Evans Farm
                                Rio Grande, Ohio

                                                                 Aug. 7, 2000
To our stockholders:

We are pleased to invite you to the annual meeting of stockholders of Bob Evans Farms, Inc. on Monday, Sept. 11, 2000, at 1 p.m. at the Shelter House on the Bob Evans Farm in Rio Grande, Ohio (approximately 12 miles north of
Gallipolis, Ohio, on State Route 588). Business for the meeting includes:

(1)   To elect three directors to serve for terms of three years each.

(2) To consider and vote upon a stockholder proposal to arrange for the prompt sale of the company to the highest bidder.

(3) To consider and vote upon a stockholder proposal to eliminate stock options, bonuses and restricted stock for top executives.

(4) To consider and vote upon a stockholder proposal to declassify the company's board of directors.

(5)   To transact other business that may properly come before the meeting.

Lunch, featuring Bob Evans Sausage, will be available between 11 a.m. and 1 p.m. We are hoping you will take this opportunity to become acquainted with the officers and directors of your company.

Stockholders of record at the close of business on July 14, 2000, will be entitled to vote by proxy or in person at the annual meeting. We look forward to seeing you at the meeting.

                                                  Sincerely,

                                                  /s/ Daniel E. Evans
                                                  Daniel E. Evans
                                                  Chairman of the Board


                                                  /s/ Stewart K. Owens
                                                  Stewart K. Owens
                                                  President and
                                                  Chief Executive Officer

                              BOB EVANS FARMS, INC.
                                3776 S. HIGH ST.
                               COLUMBUS,OHIO 43207

          INFORMATION ABOUT THE PROXY STATEMENT AND VOTING
The board of directors of Bob Evans Farms, Inc. is soliciting your proxy in connection with our 2000 annual meeting of stockholders (or at any adjournment(s) of the meeting). This proxy statement summarizes information that you will need in order to vote.

We began mailing this proxy statement and the enclosed proxy card on or about Aug. 7, 2000, to the 41,652 Bob Evans stockholders of record at the close of business on July 14, 2000. We also are sending the Bob Evans Farms, Inc. 2000 annual report, which includes financial statements for the year ended April 28, 2000.

Whether or not you plan to attend the annual meeting, we urge you to vote in advance by proxy. To do so, you may call (800) 690-6903; log onto www.proxyvote.com; or complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You should vote by proxy if you are unable to attend the annual meeting in person or wish to have your shares of common stock, par value $.01 per share, voted by proxy even if you attend the annual meeting.

You may revoke a proxy at any time before it is voted by any of the following ways:

      - notifying in writing the secretary of the company at the address on the cover page of this proxy statement;

      - executing a later-dated proxy which is received by the company prior to the annual meeting; or

      - attending the annual meeting and giving notice of such revocation in person.

          Simply attending the annual meeting will not constitute revocation of a proxy.

                               PROXY SOLICITATION
The company will bear the solicitation costs. Officers and employees of the company may solicit proxies by further mailings, by telephone or by personal contact without receiving any additional compensation for such solicitations. Also, Morrow & Co., Inc., an independent solicitation firm, may, if directed to do so by the company, solicit proxies and will be compensated $7,500 for this service. The company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares of the company not beneficially owned by them, for forwarding proxy materials to the beneficial owners of such common shares and collecting their proxies.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Only stockholders of record at the close of business on July 14, 2000,are entitled to receive notice of, and to vote at, the annual meeting (or at any adjournment(s) of the meeting). The holders of common shares entitling them to exercise a majority of the voting power of the company will constitute a quorum for the annual meeting. Each common share entitles the holder to one vote per each item to be voted upon by stockholders at the annual meeting.

Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish either to abstain on a proposal presented for stockholder approval or to withhold authority to vote for one or more nominees for election as a director of the company. In accordance with Delaware law and the company's bylaws, Bob Evans Farms, Inc. common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Abstentions are counted as present for quorum purposes. The effect of an abstention on any matter to be voted upon by the stockholders of the company at the annual meeting will be the same as a "no" vote.

The election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions by the 10th day before the annual meeting. However, the proposals to arrange for the prompt sale of the company, change compensation for top executives, and declassify the company's board of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes entitled to be cast in determining the outcome of such proposals.

The following table shows the only holder known to the company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of Bob Evans Farms, Inc.

NAME AND ADDRESS                   AMOUNT AND NATURE
OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP      PERCENT OF CLASS(1)
-----------------------------   -----------------------      -------------------
Ariel Capital Management, Inc.        7,373,655 (2)                   20.9%
307 N. Michigan Ave.
Chicago, Ill. 60601
-----------------------------

(1) The percent of class is based upon 35,301,495 common shares outstanding on July 14, 2000.
(2) This number is based on information contained in correspondence received by the company from Ariel Capital Management, Inc. as of June 30, 2000. Ariel Capital Management, Inc. is a registered investment adviser and all of these shares are owned by its investment advisory clients. John W. Rogers Jr., president and principal shareholder of Ariel, has disclaimed beneficial ownership of the common shares held by Ariel.

The following table summarizes the company's common shares beneficially owned by each director and each executive officer named in the summary compensation table (page 9) and by all directors and executive officers of the company as a group, as of July 14, 2000:

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                  ---------------------------------------------

                                         COMMON SHARES WHICH
                                           CAN BE ACQUIRED
                                          UPON EXERCISE OF
NAME OF BENEFICIAL       COMMON SHARES   OPTIONS EXERCISABLE          PERCENT OF
OWNER OR GROUP           PRESENTLY HELD    WITHIN 60 DAYS    TOTAL     CLASS(2)
--------------------------------------------------------------------------------

Larry C. Corbin(3)            33,298           64,102        97,400       (4)
Daniel E. Evans(3)           354,541(5)       183,593       538,134      1.5%
Daniel A. Fronk               24,558(6)         6,160        30,718       (4)
Michael J. Gasser              3,349            5,134         8,483       (4)
E.W. (Bill) Ingram III         5,849            4,108         9,957       (4)
Cheryl L. Krueger-Horn         3,166            6,160         9,326       (4)
G. Robert Lucas                7,267(7)         6,160        13,427       (4)
Stewart K. Owens(3)          212,124           49,943       262,067       (4)
Robert E. H. Rabold            3,862            6,160        10,022       (4)
Donald J. Radkoski(3)          9,283(8)        25,727        35,010       (4)
Roger D. Williams(3)          30,470           33,001        63,471       (4)

All directors and
 executive officers
 as a group
 (13 persons)                725,467          426,055     1,151,522      3.3%
--------------------------------------------------------------------------------
(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.
(2) The percent of class is based on the 35,301,495 common shares outstanding on July 14, 2000, and includes the number of common shares that the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of July 14, 2000.
(3) Executive officer of the company named in the summary compensation table.
(4) Represents ownership of less than 1% of the outstanding common shares of the company.

(5) Includes 37,226 common shares held by Evans Enterprises, Inc. In his capacity as chairman, chief executive officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the common shares held by that corporation.
(6) Includes 5,133 common shares held in the Josephine A. Fronk Trust for which Mr. Fronk serves as trustee and exercises sole voting and investment power.
(7) Includes 3,536 common shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas and 400 common shares held in the William B. Lucas Trust for which Mr. Lucas serves as trustee and exercises sole voting and investment power.
(8) Includes 21 common shares held by Mr. Radkoski as custodian for the benefit of his son and 14 common shares held by Mr. Radkoski as custodian for the benefit of his daughter.

To the company's knowledge, based solely on a review of the copies of the reports furnished to the company and written representations that no other reports were required during the 2000 fiscal year, all filing requirements applicable to officers, directors and owners of more than 10% of the outstanding common shares of the company under Section 16(a) of the Securities Exchange Act of 1934,as amended, were complied with,except that E.W. (Bill) Ingram III did not file on a timely basis one Form 4 (Statement of Changes in Beneficial Ownership) relating to his purchase of 3,000 common shares of the company on Nov. 22, 1999.

                           ELECTION OF DIRECTORS
Directors of the company are elected at the annual meeting. There are currently nine members of the board of directors. Based on the bylaws of the company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the annual meeting in 2002, class II directors currently serve until the annual meeting in 2000, and class III directors currently serve until the annual meeting in 2001. At the annual meeting,three class II directors will be elected for three-year terms.

Based on the recommendation of the nominating committee,the board of directors has designated the three nominees listed below for election as class II directors of the company for terms expiring in 2003. The common shares represented by the enclosed proxy will be voted as specified, or if no instructions are given, for the board's nominees. If a nominee is unavailable for election, the persons designated as management proxies will have complete discretion to vote for the remaining nominees, as well as any substitute nominee(s), proposed by the board of directors. However, the board of directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected to the board.

Under Delaware law and the company's bylaws, the three nominees for election as class II directors receiving the greatest number of votes will be elected as class II directors.

The following table shows the nominees for election to the board of directors, the directors of the company whose terms in office will continue after the annual meeting and information about each nominee and each director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES LISTED BELOW.

NAME, AGE AND YEAR BECAME DIRECTOR;    PRINCIPAL OCCUPATION FOR PAST
POSITION(S) WITH THE COMPANY           FIVE YEARS AND OTHER INFORMATION

                NOMINEES - TERMS TO EXPIRE IN 2003 (CLASS II)

Larry C. Corbin, age 58;               Executive Vice President of Restaurant
Executive Vice President of            Division since 1995.
Restaurant Division;
Director since 1981.

Stewart K. Owens, age 45;                President and Chief Executive Officer since 2000;
President and Chief Executive Officer;   President and Chief Operating Officer from
Director since 1987.                     1995 to 2000; in each case of the company.

Robert E.H. Rabold, age 61;              Chairman and Chief Executive Officer since 2000;
Director since 1994.                     Chairman, President and Chief Executive Officer
                                         from 1993 to 2000; in each case of Motorists
                                         Mutual-American Hardware Insurance Group,
                                         Columbus, Ohio.

         CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2002 (CLASS I)

Daniel A. Fronk, age 64;                 Treasurer of Dancor,Inc. since 2000; Senior Executive
Director since 1981.                     Vice President and Board Member of The Ohio Company,
                                         an investment banking firm,Columbus,Ohio, from
                                         1988 to 1997.

Cheryl L. Krueger-Horn, age 48;          President and Chief Executive Officer of Cheryl & Co.,
Director since 1993.                     a manufacturer and retailer of gourmet foods and gifts,
                                         Columbus, Ohio, since 1986.(1)

G. Robert Lucas, age 56;                 Executive Vice President, General Counsel and
Director since 1986.                     Secretary of The Scotts Company,a manufacturer of
                                         lawn and garden products, since 1997; Partner in Vorys,
                                         Sater, Seymour and Pease LLP, Attorneys at Law,
                                         Columbus, Ohio, from 1990 to 1997.

         CONTINUING DIRECTORS - TERMS TO EXPIRE IN 2001 (Class III)

Daniel E. Evans, age 63;                 Chairman of the Board since 2000; Chairman of the Board,
Chairman of the Board;                   Chief Executive Officer and Secretary from 1971 to
Director since 1957.                     2000; in each case of the company.

Michael J. Gasser, age 49;               Chairman of the Board and Chief Executive Officer
Director since 1997.                     since 1994 of Greif Bros. Corporation, a manufacturer of
                                         shipping containers and containerboard,Delaware,
                                         Ohio.(2)

E.W. (Bill) Ingram III,age 49;           President and Chief Executive Officer of White Castle
Director since 1998.                     System,Inc., a quick-service hamburger chain, Columbus,
                                         Ohio, since 1979.

(1) Cheryl & Co. sells various food products to the company and is expected to continue to do so.
(2) Greif Bros. Corporation manufactures containerboard and related products purchased by the company and is expected to continue to do so.

Daniel E. Evans,a director of The Sherwin-Williams Company and National City Corporation, and Michael J. Gasser, a director of Greif Bros. Corporation,are the only directors who are also directors of any other company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

COMMITTEES OF THE BOARD

The company's board of directors has standing audit, compensation and nominating committees.

The audit committee consists of Daniel A. Fronk,Michael J. Gasser, E. W. (Bill) Ingram III, G. Robert Lucas and Robert E. H. Rabold. The audit committee reviews the services performed and to be performed by the company's principal accountant, the cost of such services and the financial statements of the company. The audit committee met three times during fiscal 2000.

The compensation committee, consisting of Daniel A. Fronk, Cheryl L. Krueger-Horn, G. Robert Lucas and Robert E.H. Rabold,reviews and recommends to the board of directors of the company the salaries, bonuses and other compensation to be paid to executive officers of the company. This committee also administers the company's stock option plans pursuant to which employee stock options are granted; selects and nominates for selection those eligible employees who may participate in each stock option plan (where selection is required); and prescribes the terms of any stock options granted under the stock option plans. The compensation committee met five times during fiscal 2000.

The nominating committee,consisting of Daniel A. Fronk, Michael J. Gasser, Cheryl L. Krueger-Horn and Stewart K. Owens, identifies and recommends to the board of directors nominees for election or re-election to the board of directors of the company. The nominating committee did not meet during fiscal 2000.

The bylaws of the company set forth a procedure for the nomination of directors by the stockholders of the company. Section 4 of article III of the bylaws of the company provides that nominations of persons for election to the board of directors may be made at a meeting of stockholders (a) by or at the direction of the board of directors of the company or (b) by any stockholder of the company who (i) is a stockholder of record as of the record date for the meeting of stockholders, (ii) is entitled to vote for the election of directors at such meeting and (iii) complies with the notice procedures set forth below. Stockholder nominations must be made pursuant to timely notice in writing to the secretary of the company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Bob Evans Farms, Inc. corporate office not less than 60 nor more than 90 days prior to the applicable stockholders' meeting; however,if less than 70 days' notice or prior public disclosure of the date of the stockholders' meeting is given or made to stockholders, notice by the stockholder must be received by the company not later than the close of business on the 10th day following the day on which such notice of the date of the stockholders' meeting or such public disclosure was made. A stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(b) the name and address, as they appear on the company's books,of the stockholder giving the notice; and (c) the class and number of common shares of the company which are beneficially owned by such stockholder. Any director nomination by a stockholder of the company which does not meet the requirements of section 4 of article III of the bylaws of the company will be invalid.

The board of directors of the company held a total of three meetings during the 2000 fiscal year. During this time,none of the directors attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served.

               REPORT OF THE COMPENSATION COMMITTEE OF
          THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the company's previous filings under the Securities Act of 1933, as amended,or the Exchange Act that might incorporate future filings, including this proxy statement,in whole or in part, this report and the graph set forth on page 13 shall not be incorporated by reference into any such filings.

ADMINISTRATION

The compensation committee of the board of directors prepared this report on compensation paid to executive officers for fiscal 2000. The compensation committee is comprised entirely of outside directors. The compensation committee's duties include recommending to the board of directors the salary and bonuses of executive officers as well as administering the plans from which longer-term incentives such as stock options are granted to executive officers.

OVERALL PHILOSOPHY

The compensation policies administered by the compensation committee are intended to enhance the financial performance of the company by aligning the financial interests of the company's executive officers with those of its stockholders. In addition, the compensation committee believes that its policies must bolster the company's ability to attract and retain outstanding executives to lead the company in the competitive environment in which it operates. In furtherance of these key objectives, the company has adopted a total compensation system, which is intended to provide executive officers with a competitive salary, while at the same time emphasizing a performance-based bonus and a long-term incentive component of total compensation.

Consistent with the company's overall philosophy regarding executive compensation, each year all management employees of the company (including the five executive officers named in the summary compensation table) are placed in one of 18 pay grades,each pay grade being commensurate with the duties undertaken by each employee. Each pay grade is assigned a minimum,midpoint and maximum salary range as well as a minimum, midpoint and maximum total compensation range. The dollar amounts comprising the minimum, midpoint and maximum ranges were derived by company personnel, working with executive compensation consultants, from comparisons to companies in similar lines of business with the company as published in compensation surveys. In addition,the salary and bonus components of executive compensation are reviewed for competitiveness in relation to a group of companies in the restaurant and food products businesses by members of the human resources group of the company and by an independent consultant specializing in executive compensation.

BASE SALARY

In April 1999, an independent consultant prepared a compensation study which reviewed the company's executive compensation and compared it to compensation paid by peer group companies. In general, the study pointed out that base salaries being paid to the company's executive officers lagged the company's peer group amounts, but that overall cash compensation was competitive due to the company's higher levels of bonus awards. The committee felt that to more fairly mirror the competitive environment, the base salary portion of cash compensation should be increased and the performance bonus portion decreased.

In June 1999,the compensation committee met to review the base salaries of the company's executive officers. As a result of this meeting, the compensation committee recommended to the board of directors that the base salaries of the five executive officers named in the summary compensation table, including Daniel E. Evans,chairman of the board and chief executive officer, and Stewart
K. Owens, president and chief operating officer of the company, be increased. These recommendations were based upon the committee's assessment of the individual performance of the respective executive officer, the performance of the company and comparative data of peer group companies relating to executive compensation.

BONUSES

The company's overall philosophy with respect to the granting of bonus awards to executive officers is that a significant portion of each executive officer's total compensation should be based on (1) individual performance and (2) the company's overall performance. Consistent with the recommendations of the April 1999 executive compensation study (as a result of which the base salary portion of cash compensation was increased), the compensation committee reduced the amounts available to executives in the form of bonuses. At the beginning of the 2000 fiscal year, individual performance goals were established for each executive officer, including in some cases, but not limited to, department budget goals, special project goals and personnel management goals. In addition,goals relating to overall company performance, including sales, net income, earnings per share and stock performance goals were also established. At the end of fiscal 2000, each executive officer was evaluated based upon his or her individual performance goals for the year as well as the goals relating to overall company performance. Based on these evaluations, initial bonus levels were established for each executive officer and reviewed by management. Management's recommendations were then reviewed by the compensation committee, which made recommendations to the board of directors.

As a result of the company's earnings in fiscal 2000 compared to the company's earnings goals for the fiscal year and a lower stock price at the end of fiscal 2000 as compared to the previous year, bonus awards were less than the target bonus amounts and substantially less than amounts paid in fiscal 1999.

None of the five executive officers listed in the proxy statement received his target bonus amounts for fiscal 2000. Mr. Evans' target bonus percentage was 50% of his base salary (excluding directors' fees). However, the impact of an earnings per share and stock price component on his individual bonus rating,as well as other factors, lowered his bonus award to 15.6% of his base salary (excluding directors' fees) of $495,334. Mr. Evans' total cash compensation decreased to $586,991 compared to $809,586 last year. Mr. Owens' (who was named chief executive officer,in addition to continuing as president, on April 29,2000) target bonus was 45% of his base salary (excluding directors' fees). As with Mr. Evans, his individual performance goals included an earnings per share and a comparative stock price component. As a result, his bonus amount was reduced to 22.7% of his base salary (excluding directors' fees) of $374,825 and his total cash compensation decreased to $474,472 compared to $585,108 last year.

Each of the other executive officers was reviewed on the same basis as Mr. Evans and Mr. Owens. Reflecting the individuals' goals and the company's performance, bonus amounts paid were less than target bonus amounts and in all cases total cash compensation paid in fiscal 2000 was less than fiscal 1999.

These amounts were approved by the compensation committee and board of directors and are reflected in the summary compensation table in this proxy statement.

STOCK OPTION PLANS

The company has from time to time implemented various stock option plans for the purpose of providing employees and directors long-term incentive based compensation. Under the Bob Evans Farms, Inc. 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"), the compensation committee may grant incentive stock options ("ISOs") to employees with an exercise price equal to the market value of the company's common shares on the date of grant. If there is no appreciation in the market value of the company's common shares, the ISOs are valueless. Also under the 1998 Stock Option Plan, the compensation committee may grant nonqualified stock options ("NQSOs") to employees and directors.

On June 14, 1999, the compensation committee approved the grant of ISOs to certain key employees, including the five executive officers named in the summary compensation table. During the 2000 fiscal year, the company also issued NQSOs to directors and to the five executive officers named in the summary compensation table. The option grant table included in this proxy statement provides information with respect to the options granted to the five executive officers named in the summary compensation table.

BOB EVANS FARMS, INC. 1998 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Bob Evans Farms, Inc. 1998 Supplemental Executive Retirement Plan (the "SERP") is a "top hat" plan under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The SERP is a defined contribution plan designed to supplement, through annual company contributions, the retirement benefits of its participants. Employees of the company and its subsidiaries are eligible to participate in the SERP only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the SERP is at the discretion of the compensation committee.

Under the SERP,an annual company contribution is determined,based upon an actuarially determined "target" benefit for each participant. Generally, this target benefit is equal to (a) 55 percent of a participant's average compensation over the five-consecutive-year period (in the last 10 years of employment prior to age 62) during which such compensation is the highest,less
(b) the participant's benefit under the company's qualified retirement plan derived from company contributions, less (c) 50 percent of the participant's projected Social Security benefit. Each year, upon determination of the company's contribution, a participant in the SERP may elect to either have the amount of such contribution allocated to an account, in his or her name, under the SERP or the participant may elect to receive NQSOs equal in value to the amount of such contribution. If the participant elects to have such contribution credited to an account under the SERP, such account will be credited with mutual-fund based earnings, each year, until distribution. If the participant elects to receive NQSOs in lieu of an allocation to his or her account under the SERP, no portion of such contribution shall be credited to any account, on behalf of such participant, under the SERP. Generally, a participant in the SERP is entitled to receive a distribution of his or her account upon early retirement (age 55 and 10 or more years of service), normal retirement (age 62), or total and permanent disability (as determined by the company). In addition,in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account. Upon a "change in control" (as defined in the SERP) of the company, a participant's account under the SERP will immediately become fully vested and non-forfeitable.

BOB EVANS FARMS,INC. AND AFFILIATES 401(k) RETIREMENT PLAN

Each of the company's executive officers participates in the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the "401(k) plan"). Following the conclusion of calendar year 1999, the board of directors voted to contribute $3,527,390 to the 401(k) plan. Each participant in the 401(k) plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In addition, each executive officer had the option of contributing up to 4% of his or her compensation (up to a maximum contribution of $6,400) to the 401(k) plan. In cases where participants made voluntary contributions to the 401(k) plan,the company contributed $0.35 for each $1.00 of voluntary contributions (subject to a limitation of 6% of total compensation of each participant making voluntary contributions).

BOB EVANS FARMS,INC. NONQUALIFIED SALARY DEFERRAL PLAN

The Bob Evans Farms,Inc. Nonqualified Salary Deferral Plan (the "Nonqualified Salary Deferral Plan"), like the SERP, is a "top hat" plan under Title I of ERISA and is not intended to qualify under section 401(a) of the Code. The Nonqualified Salary Deferral Plan is a defined contribution plan designed to allow its participants to defer a portion of their current compensation in excess of the maximum amount permitted under the applicable provisions of the Code with respect to the company's qualified retirement plan. Employees of the company and its subsidiaries are eligible to participate in the Nonqualified Salary Deferral Plan only to the extent, and for the period, that they are members of a select group of management or highly compensated employees, as this group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Participation in the Nonqualified Salary Deferral Plan is at the discretion of the compensation committee.

Under the terms of the Nonqualified Salary Deferral Plan, a participant may elect to defer up to 25 percent of his or her current salary and/or up to 100% of his or her bonus otherwise payable during the year by the company. To the extent that a participant elects to make such a deferral, an amount will be credited to an account established on the participant's behalf under the Nonqualified Salary Deferral Plan. Each year, such account will be credited with an earnings component to be determined by the compensation committee. Generally, a participant will be eligible to receive a distribution of his or her account based on the Nonqualified Salary Deferral Plan guidelines. In addition, in the event of a participant's death while employed by the company, the participant's beneficiary will be entitled to a distribution of such account.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer of the company. It is the compensation committee's policy to continually review its compensation plans and to take steps to ensure that compensation paid to its executive officers is deductible by the company.

CONCLUSION

The compensation committee believes that the compensation program outlined in this report and the compensation paid to the executive officers is consistent with the goals and objectives of the company.

Submitted By: Compensation Committee Members
Robert E.H. Rabold, chairman, Daniel A. Fronk, Cheryl L. Krueger-Horn and G. Robert Lucas

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation committee member Cheryl L. Krueger-Horn is president and chief executive officer of Cheryl & Co., which sold various food products to the company during fiscal 2000 and continues to do so.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes,for the fiscal years ended April 28, 2000; April 30, 1999; and April 24, 1998, cash compensation paid by the company to,as well as certain other compensation paid or earned for those years by, the company's chief executive officer and the four other most highly compensated executive officers of the company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE
                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                   ANNUAL COMPENSATION            -------------------------
NAME AND                           -------------------             SECURITIES   ALL OTHER
PRINCIPAL                    FISCAL      SALARY        BONUS       UNDERLYING  COMPENSATION
POSITION                      YEAR       ($)(1)         ($)        OPTIONS(#)      ($)(2)
--------------------------------------------------------------------------------------------
Daniel E. Evans:               2000     $509,734     $ 77,257      100,779(3)     $312,770
  Chairman of the              1999     $402,000     $407,586       28,200        $140,956
  Board(4)                     1998     $392,800     $408,672       28,200        $  2,400

Stewart K. Owens:              2000     $389,225     $ 85,247       79,076(3)     $ 47,627
  President and                1999     $284,400     $300,708       14,150        $ 20,662
  Chief Executive              1998     $262,451     $262,449       14,150        $  2,400
  Officer

Larry C. Corbin:               2000     $311,660     $113,488       56,576(3)     $ 94,044
  Executive Vice               1999     $212,000     $233,706       13,439        $  2,400
  President of                 1998     $202,800     $213,618       11,050        $  2,400
  Restaurant
  Division

Roger D. Williams:             2000     $284,131     $ 42,603       43,750(3)     $ 40,913
  Executive Vice               1999     $197,600     $244,382       11,050        $ 15,826
  President of                 1998     $190,000     $198,168       11,050        $  2,400
  Food Products
  Division

Donald J. Radkoski:            2000     $257,143     $ 76,217       31,431(3)     $ 15,103
  Chief Financial Officer,     1999     $182,000     $175,674        9,150        $ 17,501
  Treasurer and Secretary      1998     $175,000     $153,661        9,150        $  2,400

(1) "Salary" includes directors' fees received by each of Messrs. Evans,Owens and Corbin during the 2000, 1999 and 1998 fiscal years in the amounts of $14,400; $14,400; and $12,800, respectively.
(2) Includes company contributions to the 401(k) plan for each of the officers listed during the 2000, 1999 and 1998 fiscal years in the amounts of $2,356; $2,400; and $2,400, respectively. Also,includes amounts allocated to an account under the SERP for Messrs. Evans, Owens, Corbin, Williams and Radkoski during the 2000 fiscal year of $310,414; $45,271; $91,688; $38,557; and
$12,747, respectively, and during the 1999 fiscal year of $138,556; $18,262; $0; $13,426; and $15,101, respectively.
(3) See the table under "Grants of Options."
(4) Daniel E. Evans also served as chief executive officer and secretary of the company until April 28, 2000.

GRANTS OF OPTIONS

The following table sets forth information concerning individual grants of ISOs and NQSOs made during the 2000 fiscal year to each of the named executive officers.

                     OPTION GRANTS IN LAST FISCAL YEAR


                              INDIVIDUAL GRANTS                                                 POTENTIAL
                          ---------------------------------------------                    REALIZABLE VALUE AT
                           NUMBER OF    % OF                                             ASSUMED ANNUAL RATES OF
                          SECURITIES TOTAL OPTIONS                                       STOCK PRICE APPRECIATION
                          UNDERLYING  GRANTED TO                                           FOR OPTION TERM(1)
                           OPTIONS   EMPLOYEES IN  EXERCISE     MARKET  EXPIRATION   --------------------------------
NAME                      GRANTED(2) FISCAL YEAR  PRICE($/SH) PRICE($/SH)  DATE      0%         5%          10%
---------------------------------------------------------------------------------------------------------------------
Daniel E. Evans           100,779       14.1%       19.375     19.375     6/9/09     --     $1,227,975     $3,111,930
Stewart K. Owens           79,076       11.1%       19.375     19.375     6/9/09     --     $  963,528     $2,441,769
Larry C. Corbin            56,576        7.9%       19.375     19.375     6/9/09     --     $  689,369     $1,746,997
Roger D. Williams          43,750        6.1%       19.375     19.375     6/9/09     --     $  533,086     $1,350,946
Donald J. Radkoski         31,431        4.4%       19.375     19.375     6/9/09     --     $  382,982     $  970,550

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the common shares of the company over the term of the options. There can be no assurances that the potential realizable values reflected in this table will be achieved.
(2) The options reflected in the table above consist of both ISOs and NQSOs; were granted on June 9, 1999, (unless otherwise indicated); and become exercisable in 33 1/3 percent increments beginning one year from the date of grant. Upon a change in control of the company or the retirement of an executive officer,these ISOs and NQSOs will become fully exercisable as of the date of the change in control or retirement. The ISOs and NQSOs are exercisable for a period of not more than 10 years after the date of grant. In the event of the termination of an executive officer for any reason other than disability, death, retirement or for cause,the right of the executive officer to exercise the ISOs and NQSOs terminates upon the earlier to occur of the end of the original term of the ISOs or NQSOs or 90 days after the date of such termination of employment. If an executive officer is terminated for cause, the right of the executive officer to exercise the ISOs or the NQSOs terminates immediately upon the termination of employment. If an executive officer's employment is terminated as a result of disability, the right of the executive officer to exercise an ISO or NQSO terminates upon the earlier to occur of (i) the end of the original term of the ISO or NQSO or (ii) one year after the date of termination of employment. If an executive officer should die while employed,the right of the executive officer's successor in interest to exercise an ISO or NQSO shall terminate upon the earlier to occur of (i) the end of the original term of the ISO or NQSO or (ii) one year after the executive officer's last date of employment. Upon retirement of an executive officer, he or she becomes fully vested in any shares granted during June 1998 and thereafter, and the right of the executive officer to exercise (i) a NQSO terminates upon the end of the original term of the NQSO and (ii) an ISO terminates upon the earlier of (a) 90 days after the date of such retirement or (b) the end of the original term of the ISO; provided, however, that if the executive officer does not exercise the ISO within 90 days after the date of such retirement, the ISO shall automatically convert into a NQSO upon the end of such 90-day period and the executive officer's right to exercise such converted NQSO shall terminate at the end of the original term of the option.

OPTION EXERCISES AND HOLDINGS

The following table outlines options exercised during the 2000 fiscal year by each of the named executive officers and unexercised options held as of the end of the 2000 fiscal year by such executive officers.

             AGGREGATE OPTION EXERCISES IN 2000 FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF              VALUE OF UNEXERCISED
                 NUMBER OF                     SECURITIES UNDERLYING            IN-THE-MONEY
                 SECURITIES                  UNEXERCISED OPTIONS AT           OPTIONS AT FISCAL
                 UNDERLYING                    FISCAL YEAR-END (#)            YEAR-END ($)(1)(2)
                  OPTIONS        VALUE     ---------------------------   -----------------------------
NAME             EXERCISED(#) REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
Daniel E. Evans        --         --        132,920          128,979        $390,558          --
Stewart K. Owens       --         --         14,151          104,358           --        $ 35,215
Larry C. Corbin        --         --         37,877           67,625        $ 87,099          --
Roger D. Williams      --         --         11,051           68,720           --        $ 45,565
Donald J. Radkoski     --         --          9,150           47,081           --        $ 18,372

(1) All values are shown pretax and are rounded to the nearest whole dollar.
(2) Based on the 2000 fiscal year-end closing price of $13.063 per common share.

SEVERANCE ARRANGEMENTS

From February 1989 through September 1990, the company entered into agreements with the five executive officers named in the summary compensation table. These agreements, which are substantially identical, have one-year terms, which are automatically extended for one-year periods unless either party gives notice not to renew, and provide that in the event of the executive officer's termination of employment under certain circumstances during the 36-month period following a "change of control" of the company (the "effective period"), the executive officer will be entitled to certain severance benefits. Prior to such change of control, the executive officer will remain an employee at the will of the company. Each agreement will terminate automatically on the death or retirement of the executive officer to whom it relates, and may be terminated at the option of the company upon disability of the executive officer or for "cause" (as that term is defined in the agreement) or, at the option of the executive officer,for other than "good reason," in all of which cases no additional severance payments, other than accrued compensation and benefits customarily paid to employees in such circumstances, will be due the executive officer.

If the executive officer terminates the agreement during the effective period for "good reason," or, if the company terminates the agreement during such period for any reason other than for "cause" (as that latter term is defined in the agreement) or as a result of the executive officer's death,retirement or disability,the company will be obligated to pay the executive officer his base salary and prorated bonus through the date of the termination and (A) to make a lump-sum payment to the executive officer equal to 2.99 times the average annual compensation (including salary and bonus) which was payable to the executive officer for the five taxable years ending prior to the date on which the change of control occurred; (B) to continue health and life insurance and other employee welfare benefit plans for the executive officer and his family for a period of 36 months following the date of termination; (C) to allow the executive officer to exercise in full any stock options held by the executive officer which were not fully exercisable on the termination date; and (D) to pay to the executive officer in one lump sum in cash,at the executive officer's normal retirement age, an amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under such retirement plan had he accumulated 36 additional months of continuous service after the termination date. As of April 28,2000, the amount of the lump-sum payment referred to above in item A to Messrs. Evans, Owens, Corbin,Williams and Radkoski would have been approximately $2,003,000; $1,363,700; $1,119,400; $1,060,000; and
$931,800,respectively. If any portion of the payments and benefits provided for in an agreement would be considered "parachute payments" within the meaning of section 280G(b)(2) of the Code, so as to be nondeductible by the company, then the aggregate present value of all of the amounts and benefits payable to the executive officer to whom such agreement relates will be reduced at the election of the executive officer to the maximum amount which would cause all of the payments and benefits to be deductible by the company.

For purposes of each agreement,the executive officer to whom it relates may terminate his employment for "good reason" during the effective period if his title, duties, responsibilities, compensation or benefits are reduced, if he is required to relocate or if the agreement is breached by the company. A "change of control" is defined to include,among other events, the acquisition by any individual, entity or group of stock entitling such individual, entity or group to exercise 20% or more of the voting power of the company or a change in a majority of the current directors of the company, unless the election or nomination for election of the successor directors was approved by a vote of at least three-quarters of the incumbent directors.

COMPENSATION OF DIRECTORS

Under the 1998 Directors Compensation Plan, all directors who are employees of the company receive a monthly director fee of $1,200 in cash. All nonemployee directors receive a monthly director fee of $1,250 in cash. In addition,each director who serves on the audit or compensation committees receives a fee of $1,250 for each committee meeting attended unless the director is the chairman of the committee, in which case the director receives a fee of $2,000 for each committee meeting attended. Each director who serves on the nominating committee receives a fee of $750 for each committee meeting attended, unless the director is the chairman of the committee, in which case the director receives a fee of $1,000 for each committee meeting attended.

Annually,each nonemployee director receives common shares of the company with a value equal to $17,000. The number of common shares issued to the nonemployee directors each year is based on the price of the company's common shares on the third business day following the release of fiscal year-end earnings.

Under the 1998 Directors Compensation Plan, nonemployee directors are granted NQSOs annually on the third business day following the release of fiscal year-end earnings. The number of NQSOs granted to each nonemployee director is based upon the amount of the nonemployee director's annual retainer (excluding any fees received for attending committee meetings) and the application of the Black-Scholes option pricing model. The Black-Scholes option pricing model is a mathematical formula designed to price options "fairly" based upon certain variables including: (i) the price of the underlying shares,(ii) the exercise price of the option, (iii) the current risk-free interest rate,(iv) the time to expiration of the option and (v) the volatility of the underlying shares. The first four variables are readily obtainable,with volatility being the only variable that has to be estimated. The company will estimate the volatility of the underlying shares based upon the historical volatility of the company's common shares.

The compensation committee, with the approval of the board of directors of the company,may amend the 1998 Directors Compensation Plan from time to time or terminate the 1998 Directors Compensation Plan at any time without the approval of the stockholders of the company.

Pursuant to the terms of the 1998 Directors Compensation Plan,the company will continue to maintain a life insurance policy with a death benefit of $50,000 on behalf of each director of the company. In addition, group health care is avail-able to nonemployee directors.

                                PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly percentage change in the company's cumulative total stockholder return (as measured by dividing (i) the sum of the cumulative amount of dividends for the measurement period,assuming dividend reinvestment, and the difference between the price of the company's common shares at the end and the beginning of the measurement period; by (ii) the price of the common shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the NASDAQ Restaurants and Food Manufacturers Indices (restaurants are weighted 70% and food manufacturers 30% to reflect the company's business mix) for the five-year period ended April 28,2000.

                     TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                      FIVE-YEAR PERIOD ENDING APRIL 28,2000

[GRAPH]

                       CUMULATIVE VALUE OF $100 INVESTMENT

                            1995      1996     1997    1998     1999      2000

NASDAQ Restaurant/
  Food Mfg. Peer Group     $100.00  $127.40  $ 90.50  $104.50  $ 86.70  $ 76.60
S&P 500                    $100.00  $130.40  $163.20  $229.90  $281.10  $310.40
Bob Evans Farms,Inc        $100.00  $ 78.20  $ 67.30  $104.80  $ 96.30  $ 70.20

                      PROXY STATEMENT STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or stockholders for inclusion in the proxy statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the fiscal 2001 annual meeting, presently scheduled for Sept. 10, 2001, must be received by the company on or before April 10, 2001. If a stockholder intends to present a proposal at the 2001 annual meeting, but has not sought the inclusion of such proposal in the company's proxy materials, such proposal must be received by the company prior to June 26, 2001, or the company's management proxies for the 2001 annual meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the company's proxy materials.

The following stockholder proposals have been submitted for inclusion in the 2000 proxy statement. The board of directors of the company recommends that stockholders vote "AGAINST" the following stockholder proposals.

                         STOCKHOLDER PROPOSAL REGARDING
                          SALE OR MERGER OF THE COMPANY

Deborrah A. Donskov,4569 Ravine Drive, Westerville, Ohio 43081, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $2,000 and that she will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated her intention to present same at the annual meeting.

                            MAXIMIZE VALUE RESOLUTION

"Resolved" that the shareholders of Bob Evans Farms, Inc. urge the Board of Directors to arrange for the prompt sale of Bob Evans Farms Inc. to the highest bidder.

                              SUPPORTING STATEMENT

The purpose of the Maximize Value Resolution is to give all Bob Evans Farms Inc. shareholders the opportunity to send a message to the Board of Directors that they support the prompt sale of Bob Evans Farms Inc. to the highest bidder. A strong or a majority vote by the shareholders would send a clear message to the board,of the displeasure felt over many years with regard to the return on their investment and the drastic action that needs to be taken. Even if approved by the majority of the Bob Evans Farms Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Board. The proponent however, believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth.

The prompt auction of Bob Evans Farms, Inc. should be accomplished by an appropriate process that the board chooses to adopt,including the sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that the resolution if adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

--------------------------------------------------------------------------------

             RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PRO-POSAL FOR THE FOLLOWING REASONS:

        Your board of directors strongly believes that implementation of the resolution described above would not be in the best interests of stockholders of the company and, contrary to the title of the resolution, would not maximize value to the stockholders for the following reasons:

- The board believes that approval of this resolution would cause uncertainty regarding the company's future, which would undermine confidence in the company and adversely affect the company's relationships with employees, customers and vendors. Such results could have an adverse impact on the company's ability to effectively compete in the short and long run, leading to a potential decline in revenues, profits and, in turn, stockholder value.

- The board of directors continually reviews and monitors the company's business and progress, as well as developments in the company's industries.
Accordingly, the board is in the best and most informed position to evaluate and consider all of the options that may be available to the company from time to time including if, when and under what conditions the sale of the company should be considered.

- Acting hastily to force a sale of Bob Evans Farms, Inc. at auction or otherwise to the highest bidder would restrict the board's ability to examine all strategic alternatives for increasing stockholder value.

        APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED,THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY
REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.

                  STOCKHOLDER PROPOSAL REGARDING ELIMINATION OF
                  STOCK OPTIONS, BONUSES AND RESTRICTED SHARES

E. Kay Mitchell,2855 Lander Road, Pepper Pike, Ohio 44124, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $2,000 and that she will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated her intention to present same at the annual meeting.

          STOCK OPTION - BONUS - RESTRICTED SHARE RESOLUTION

Resolved "that as soon as practicable, and in conformity with contractual obligations, that the board of directors will take under consideration that all members of top corporate management listed in the proxy Statement as the companies chief executive officer and the other four most highly compensated are executive officers no longer be remunerated with stock options, bonuses, or restricted shares.

                           SUPPORTING STATEMENT

The major rationale for offering stock options and bonuses to management is that they provide a major incentive for management to insure corporate profitability. These forms of management compensation are designed as rewards for achievement in corporate profitability and long term growth. I believe that in many instances bonuses, options, and restricted shares are given for corporate performances which range poor, to mediocre, to adequate profitability.

However, the essential thrust of this resolution is that those members of management that hold a significant share of company assets should not require additional monetary incentives as motivators to insure corporate profitability. Any reasonable individual would understand that growth and corporate profitability would directly accrue to the shareholders including the executives indicated in the resolution above. How many more motivators do they require?

In my opinion these unnecessary incentives become a raid on corporate assets and hardly meet the standards of reasonableness and fairness. I believe that compensation of this type is hardly a rationale for inducing higher levels of performance of management.

I believe those members of management who are supremely confident in their abilities to expand corporate profitability and desire a greater share in its success are always free to buy stock on the open market, taking the same risks as the common shareholder.

--------------------------------------------------------------------------------

            RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

        The board strongly believes that implementation of the proposal described above would not be in the best interests of the stockholders of the company for the following reasons:

- The company's executive compensation program must be competitive, allowing the company to attract and retain talented, experienced executives to lead the company in the competitive environment in which it operates. By eliminating stock options and bonuses this goal would be jeopardized.
- Bonuses and long-term incentives such as stock options align the financial interests of the company's executive officers with those of its stockholders by tying the compensation received to the performance of the company and the value of the company's common stock. Thus, with the typical stock option,for instance, the share price of the company's common stock must increase for the stock option to have any value at all.
- An alternative compensation program likely would result in a greater cost to the company because it would require a higher level of cash compensation to replace the current levels of performance-based incentive compensation.

         In summary, the board of directors strongly believes that the company and its stockholders are best served by an executive compensation program that includes performance-based bonuses and long-term incentive compensation components that are directly tied to the performance of the company and the value of the company's common stock. Even if this resolution is approved by the stockholders, as a matter of law it will not be binding on the board of directors, and the board will still be required to consider whether a change in the present system of compensating executive officers is in the best interests of the company.

        APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING, AND NOT PROPERLY
REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.

                  STOCKHOLDER PROPOSAL REGARDING ELIMINATION OF
                          CLASSIFIED BOARD OF DIRECTORS

Lawrence A. Wolf, 227 Elm Avenue, Wyoming, Ohio 45215-4347, claiming ownership for more than one (1) year of common shares of the company with a market value in excess of $2,000 and that he will continue to hold the same through the date of the annual meeting, has submitted the following resolution and supporting statement for inclusion in this proxy statement and stated his intention to present same at the annual meeting.

                 ELIMINATE CLASSIFIED BOARD OF DIRECTORS

Resolved,that the stockholders of Bob Evans Farms, Inc. request the board of directors take the necessary steps, in accordance with state law to declassify the board of directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

                           SUPPORTING STATEMENT

Highlights of 1999 include Bob Evans Farms stock closing down over 40%. That means every dollar you had invested in BOBE on Dec 31st, 1998 was worth less than 60 cents on Dec 31st, 1999. The price of a share of your stock is worth the same today as it was in October of 1987. That is 13 years of zero stock appreciation. Another big highlight was Bob Evans Farms being included in the California Public Employees Retirement System's Focus 2000 list. The Focus list is an annual process in which the fund identifies 10 of the worst performing companies in its portfolio based on shareprice performance, economic value added and corporate governance. CALPERS is the largest public pension fund and manages 170 billion dollars.

The board of directors works for us, the shareholders. How can you be satisfied with the job they are doing? How can you be satisfied with the return on your investment? My resolution means each member of the board of directors has to earn your vote every year. Your vote is an annual report card for the board of directors.

It is time for every shareholder to carefully mark their ballot in favor of eliminating the classified board of directors. Stop protecting the company, stop protecting the board of directors, and start protecting the shareholders. Remember, your "YES" vote sends the strong message we are not happy with the downward direction of the company stock. A "YES" vote means the board of directors will face shareholder review annually. It is also important to remember a vote to "abstain" is the same as voting "no" to declassify the board of directors. Every "YES" vote is important.

                 I URGE YOUR SUPPORT FOR THIS RESOLUTION

--------------------------------------------------------------------------------

       RESPONSE OF THE BOB EVANS FARMS, INC. BOARD OF DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

        In 1985, an overwhelming majority of the company's stockholders voted to divide the company's board of directors into three classes. The classification of the board of directors is a common practice that has been adopted by numerous public companies. Your board of directors believes that a classified board remains appropriate for the following reasons:

- Each year at the company's annual meeting, one-third of the directors of the company stand for election. This provides stockholders an effective means to communicate their views on the performance of the company and the performance of the directors.

- Classification of the board of directors promotes greater continuity of experience among board members because approximately two-thirds of the directors remain in office each year. Board members who have experience and familiarity with the business affairs and operations of the company are better suited to make long-term strategic decisions for the company,and the board believes that this will contribute to the creation of long-term value for stockholders.

- A classified board helps protect stockholders in the event that the company is involved in a hostile takeover transaction by increasing the likelihood that the parties seeking control of the company will negotiate with the company, thus better safeguarding and maximizing the stockholders' financial interests in the company.

        Even if this resolution is approved by the stockholders, as a matter of law it will not be binding on the board of directors, and the board will still be required to consider whether a change in the present system of electing directors is in the best interests of the company.

        APPROVAL OF THIS STOCKHOLDER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING. UNLESS OTHERWISE DIRECTED, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY ALL PROXIES RECEIVED PRIOR TO THE ANNUAL MEETING,AND NOT PROPERLY
REVOKED, EXCLUDING BROKER NON-VOTES, AGAINST THIS STOCKHOLDER PROPOSAL.

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

Ernst & Young LLP,which has served as independent auditors for the company since 1980,has been selected by management to serve in that capacity for fiscal
2001. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

There will be presented at the annual meeting the company's annual report for the fiscal year ended April 28, 2000, containing financial statements for such fiscal year and the signed report of Ernst & Young LLP,independent auditors, with respect to such financial statements. The annual report is not to be regarded as proxy soliciting material,and management of the company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                                  OTHER MATTERS

As of the date of this proxy statement, the only business which management intends to present at the annual meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the annual meeting by any other person or group. If any other matters should properly come before the annual meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

You are requested to vote by either calling the toll-free number on the proxy card; visiting the proxyvote.com Web site as indicated on the proxy card; or signing and dating the enclosed proxy and mailing it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the company or in person at the annual meeting.

                                          By Order of the Board of Directors,

                                          /s/ Daniel E. Evans
                                          Daniel E. Evans
                                          Chairman of the Board

                                          /s/ Stewart K. Owens
                                          Stewart K. Owens
                                          President and Chief
                                          Executive Officer

BOB EVANS
FARMS(R)
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735


Aug. 7, 2000

Dear Stockholders

We look forward to hosting you at the 2000 Bob Evans Farms annual meeting of stockholders on Monday, Sept. 11, 2000, at the Bob Evans Farm in Rio Grande, Ohio, at 1 p.m. Lunch, featuring Bob Evans Sausage, will be available between 11 a.m. and 1 p.m. We are hoping you will take this opportunity to become better acquainted with the officers and directors of your company.

At the meeting, we will review our fiscal 2000 results, but more importantly will discuss our strategies going forward for long-term growth.

We hope you will be able to join us on the 11th. In the meantime, your proxy vote is very important to us. On the reverse side of this card are instructions to vote by phone or via the internet or if you prefer, you may complete and return the proxy card below in the enclosed envelope.

Sincerely,

/s/ Daniel E. Evans
Daniel E. Evans
Chairman of the Board

/s/ Stewart K. Owens
Stewart K. Owens
President and Chief Executive Officer



TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        BOBEVA    KEEP THIS PORTION FOR YOUR RECORDS.
--------------------------------------------------------------------------------------------------------------
                                                                            DETACH AND RETURN THIS PORTION ONLY.
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BOB EVANS FARMS, INC.

Proxy for annual meeting of stockholders to be held on Sept. 11, 2000
This proxy is solicited on behalf of the board of directors
                                                                                                To withhold authority to vote, mark
     YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES.                 For Withhold For All    "For All Except" and write the
                                                                        All     All   Except    nominee's number on the line below.
    DIRECTORS
    1.  Election of the class II directors to serve for                 [ ]     [ ]    [ ]      -----------------------------------
        terms of three years each: 1) Larry C. Corbin,
        02) Stewart K. Owens, 03) Robert E.H. Rabold


    YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "AGAINST" STOCKHOLDER
    PROPOSAL 2, STOCKHOLDER PROPOSAL 3 AND STOCKHOLDER PROPOSAL 4 BELOW.
                                                                                               FOR  AGAINST ABSTAIN
    STOCKHOLDER PROPOSALS

    2. Adoption of the stockholder proposal to arrange for the prompt sale of the
       company to the highest bidder                                                           [ ]    [ ]     [ ]

    3. Adoption of the stockholder proposal to eliminate stock options, bonuses
       and restricted shares for top executives                                                [ ]    [ ]     [ ]

    4. Adoption of the stockholder proposal to declassify the board of directors               [ ]    [ ]     [ ]


The undersigned stockholder(s) authorize the proxies to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the annual meeting or any adjournment(s) thereof in accordance with the instructions of the company's directors.

The undersigned hereby acknowledges receipt of the notice of the annual meeting of stockholders, dated Aug. 7, 2000; the enclosed proxy statement and the annual report of the company for the fiscal year ended April 28, 2000.

_______________________________________     ___________________________________


_______________________________________     ___________________________________
Signature [PLEASE SIGN WITHIN BOX] Date     Signature (Joint Owners)       Date

--------------------------------------------------------------------------------

[MAP]

The Bob Evans Farm is located on State Route 588 just off U.S. Route 35.
Directions: From U.S. Route 35, take the State Route 325 exit. Go south on State Route 325 to State Route 588 and turn left. The Farm is less than one mile ahead on State Route 588.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit control number which is located on the reverse side and then follow the simple instructions the Proxy Voting Service provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the Web site. You will be prompted to enter your 12-digit control number which is located on the reverse side to obtain your records and create an electronic proxy voting instruction form.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Bob Evans Farms, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

                                     BOBEV2
-------------------------------------------------------------------------------

The stockholder(s) of Bob Evans Farms, Inc. (the "company") identified on this card appoints Daniel E. Evans and Donald J. Radkoski, as the proxies of such stockholder(s), with full power of substitution, to attend the annual meeting of stockholders of the company to be held at the Shelter House on the Bob Evans Farm in Rio Grande, Ohio, on Monday, Sept. 11, 2000, at 1 p.m. Eastern Daylight Time and to vote all of the shares of common stock which such stockholder(s) is entitled to vote at the annual meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BOB EVANS FARMS, INC.

Please indicate your vote, sign your name as it appears on the card and date on the reverse side and return this proxy card in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign. Also, please note any change of address on this proxy.

Votes will be counted as follows: Where a choice is indicated, the shares represented by this proxy will be voted as specified. If a vote is not indicated on the reverse side of this card, the shares represented by this proxy will be voted (i) for the election of the nominees listed in item No. 1 as directors of the company; (ii) against the proposal to arrange for the prompt sale of the company to the highest bidder, (iii) against the proposal to eliminate stock options, bonuses and restricted shares for top executives; (iv) against the proposal to declassify the company's board of directors. If prior proxies have been submitted for the same shares represented by this card, this proxy will replace earlier proxies.